Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Constellation Brands, Inc.:

We consent to the use of our reports dated April 29, 2009, with respect to the consolidated balance sheets of Constellation Brands, Inc. and subsidiaries as of February 28, 2009 and February 29, 2008, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended February 28, 2009, and the effectiveness of internal control over financial reporting as of February 28, 2009, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to the Company’s adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, effective March 1, 2007 and the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective March 1, 2006.

Our report dated April 29, 2009, on the effectiveness of internal control over financial reporting as of February 28, 2009, expresses our opinion that Constellation Brands, Inc. did not maintain effective internal control over financial reporting as of February 28, 2009 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to the Company’s reconciliation and review of inventory accounts at its Australian subsidiary has been identified and included in management’s assessment as of February 28, 2009.

/s/ KPMG LLP

Rochester, New York

July 1, 2009